FILED PURSUANT TO RULE 424(b)(3) and (c)
REGISTRATION NO. 333-106504
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 23, 2003)
$300,000,000
The Williams Companies, Inc.
5.50% Junior Subordinated Convertible Debentures Due 2033
and the Common Shares Issuable Upon Conversion
of the Convertible Debentures

        This prospectus supplement relates to the resale by the holders of 5.50% Junior Subordinated Convertible Debentures due 2033 of The Williams Companies, Inc. and the shares of common stock issuable upon the conversion of the convertible debentures.
      This prospectus supplement should be read in conjunction with the prospectus dated July 23, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the convertible debentures are set forth in the prospectus.
      The information in the table appearing under the heading “Selling Securityholders” in the prospectus is supplemented by the information appearing in the table below. The information below was furnished to us by the selling securityholder listed below on or before March 9, 2005:

	Principal		Percent of
	Amount of	Number of	Shares of
	Convertible	Shares of	Common Stock
Name	Debentures(1)	Common Stock	Outstanding(2)

	(in $)
Lincoln National Convertible Securities Fund	1,000,000	91,814	*
Putnam Premier Income Trust	661,000	60,689	*
Travelers Casualty Insurance Company of America	550,000	50,498	*
UBS Securities LLC	150,000	13,772	*

(1)	Represents the aggregate principal dollar amount of convertible debentures at issuance.

(2)	Calculated in accordance with Rule 13d-3(d)(i) of the Exchange Act, using 570,210,308 common shares outstanding as of March 8, 2005. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that holder’s convertible debentures while assuming that no other holder of convertible debentures converted.

*	Represents less than 1.0% of the outstanding common stock.
       INVESTING IN THE CONVERTIBLE DEBENTURES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 9, 2005